As filed with the U.S. Securities and Exchange Commission on June 3, 2015

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

GENESIS HEALTHCARE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3934755
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

 101 East State Street
Kennett Square, PA 19348
 (Address of Principal Executive Offices)

Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan
(Full Title of the Plan)

Michael S. Sherman
Senior Vice President and General Counsel
Genesis Healthcare, Inc.

101 East State Street
Kennett Square, PA 19348
(Name and Address of Agent for Service)

(610) 444-6350

(Telephone Number, including Area Code, of Agent for Service)

Copies to:

Brian V. Breheny

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005

(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Genesis Healthcare, Inc. Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”)	21,201,724	$6.37	$135,054,981.88	$15,693.39

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Class A Common Stock of Genesis Healthcare, Inc. (the “Registrant”) that may, with respect to the shares of Class A Common Stock registered hereunder, become issuable under the Registrant’s Omnibus 2015 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the New York Stock Exchange on May 27, 2015.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.  Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001162 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Genesis Healthcare, Inc. (the “Registrant”) has prepared this registration statement in accordance with the requirements of Form S-8 under the Securities Act to register shares of its Class A Common Stock, par value $0.001 per share, issuable pursuant to the Registrant’s 2015 Omnibus Equity Incentive Plan (the “2015 Plan”).  As of the effective date of the 2015 Plan, no further grants may be made under the Amended and Restated Skilled Healthcare Group, Inc. 2007 Incentive Award Plan (the “Prior Plan”).  Any shares that were available for issuance under the Prior Plan and that were not subject to outstanding awards under the Prior Plan became available for issuance (in addition to the newly authorized shares) under the 2015 Plan.  Accordingly, upon stockholder approval of the 2015 Plan at the Annual Meeting of Stockholders on June 3, 2015, a total of 21,201,724 shares became available for delivery under the 2015 Plan, including (i) 19,000,000 newly authorized shares and (ii) 2,201,724 shares previously registered on Form S-8 pursuant to Registration Statements No. 333-143069, 333-159026, 333-173925, and 333-188485 that were available for issuance under the Prior Plan.  In addition, in accordance with the 2015 Plan, shares that are subject to outstanding awards under the Prior Plan that subsequently are forfeited, cancelled, exchanged, surrendered or terminated without a distribution of shares under the terms of the Prior Plan again become available for issuance under the 2015 Plan.

With respect to each such agreement, instrument or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by this reference.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act.  Such documents need not be filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The information contained in the documents that we are incorporating by reference is considered to be part of this registration statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this registration statement.  We are incorporating by reference:

•	our annual report on Form 10-K for the year ended December 31, 2014, which we filed with the SEC on February 20, 2015;

•	our definitive proxy statement on Schedule 14A for the Registrant’s 2015 Annual Meeting of Stockholders, which we filed with the SEC on April 24, 2015;

•	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2015, which we filed with the SEC on May 8, 2015;

•

our current reports on Form 8-K filed with the SEC on January 9, 2015; February 6, 2015, as amended by amendments on Form 8-K/A filed on February 26, 2015 and February 27, 2015; and February 19, 2015 (but only with respect to Item 4.01), as amended by an amendment on Form 8-K/A filed on February 20, 2015; and

•

the description of our Class A Common Stock contained in Registration Statement on Form 8-A (No. 001-33459) filed on May 10, 2007, including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this registration statement, a report furnished but not filed on Form 8‑K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

The validity of the securities has been passed upon by Michael S. Sherman, our Senior Vice President and General Counsel.  Mr. Sherman beneficially owns shares of our Class A Common Stock.

Item 6.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify any person who is or has been a director, officer, employee or agent of the corporation or who is or has been serving as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, against expenses (including attorneys’ fees), judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred in connection with any civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved by reason of the fact that he or she served or is serving in these capacities, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action or suit made or brought by or in the right of the corporation to procure a judgment in its favor, the corporation shall not indemnify such person in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, except for such expenses as the court may allow. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Article Ninth of our Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Article VIII of our Amended and Restated Bylaws (the “Bylaws”) provide for the indemnification of our directors and officers to the fullest extent authorized or permitted by applicable law as it presently exists or is amended. We have entered into agreements with our directors and certain of our officers requiring us to indemnify such persons to the fullest extent permitted by the Certificate of Incorporation and the Bylaws. We also maintain insurance coverage relating to certain liabilities of directors and officers.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit Numbers	Description

4.1	Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan (filed as Exhibit A to our definitive proxy statement on Schedule 14A filed on April 24, 2015, and incorporated herein by reference)

4.2

Third Amended and Restated Certificate of Incorporation of Genesis Healthcare, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed on February 6, 2015, and incorporated herein by reference)

4.3	Amended and Restated Bylaws of Genesis Healthcare, Inc. (filed as Exhibit 3.2 to our Current Report on Form 8-K filed on February 6, 2015, and incorporated herein by reference)

5.1	Opinion of Michael S. Sherman, Esq.*

23.1	Consent of Michael S. Sherman, Esq. (included as part of Exhibit 5.1 hereto)*

23.2	Consent of KPMG LLP*

23.3	Consent of Ernst & Young, LLP*

24.1	Powers of Attorney (included on the signature page hereto)*

*  Filed herewith

Item 9.  Undertakings

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, State of Pennsylvania, on the 3rd day of June, 2015.

GENESIS HEALTHCARE, INC.

By:	/s/ George V. Hager, Jr.
	Name:	George V. Hager, Jr.
	Title:	Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Thomas DiVittorio and Michael Sherman and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George V. Hager, Jr.	Chief Executive Officer and Director	June 3, 2015
George V. Hager, Jr.	(Principal Executive Officer)

/s/ Tom DiVittorio	Senior Vice President and Chief Financial Officer	June 3, 2015
Tom DiVittorio	(Principal Financial Officer)

/s/ Stephen S. Young	Vice President and Controller	June 3, 2015
Stephen S. Young	(Principal Accounting Officer)

/s/ Steven Fishman	Chairman of the Board of Directors	June 3, 2015
Steven Fishman

/s/ James H. Bloem	Director	June 3, 2015
James H. Bloem

/s/ John F. DePodesta	Director	June 3, 2015
John F. DePodesta

/s/ Robert H. Fish	Director	June 3, 2015
Robert H. Fish

/s/ Robert Hartman	Director	June 3, 2015
Robert Hartman

/s/ Joshua Hausman	Director	June 3, 2015
Joshua Hausman

/s/ James V. McKeon	Director	June 3, 2015
James V. McKeon

/s/ David Reis	Director	June 3, 2015
David Reis

/s/ Glenn S. Schafer	Director	June 3, 2015
Glenn S. Schafer

/s/ Arnold Whitman	Director	June 3, 2015
Arnold Whitman

EXHIBIT INDEX

Exhibit Numbers	Description

4.1	Genesis Healthcare, Inc. 2015 Omnibus Equity Incentive Plan (filed as Exhibit A to our definitive proxy statement on Schedule 14A filed on April 24, 2015, and incorporated herein by reference)

4.2

Third Amended and Restated Certificate of Incorporation of Genesis Healthcare, Inc. (filed as Exhibit 3.1 to our Current Report on Form 8-K filed on February 6, 2015, and incorporated herein by reference)

4.3	Amended and Restated Bylaws of Genesis Healthcare, Inc. (filed as Exhibit 3.2 to our Current Report on Form 8-K filed on February 6, 2015, and incorporated herein by reference)

5.1	Opinion of Michael S. Sherman, Esq.*

23.1	Consent of Michael S. Sherman, Esq. (included as part of Exhibit 5.1 hereto)*

23.2	Consent of KPMG LLP*

23.3	Consent of Ernst & Young, LLP*

24.1	Powers of Attorney (included on the signature page hereto)*

*  Filed herewith